EXHIBIT 10(i)

January 29, 2003

Mr. Thomas J. Usher

600 Grant Street

Suite 6100

Pittsburgh, PA 15219-4776

Dear Tom,

This is Amendment No. 1 (“Amendment”) to the Completion and Retention Agreement (“Agreement”) dated August 8, 2001 among USX Corporation (now known as Marathon Oil Corporation) (“Marathon”), United States Steel LLC (predecessor to United States Steel Corporation) (“U.S. Steel”) and you. This Amendment shall be effective as of January 1, 2003.

In consideration of the $240,000 annual chairman’s fee approved by the Board of Directors at its meeting held today and the letter agreement dated December 6, 2002 between you and Marathon (see Exhibit A), the terms and conditions of this Amendment are as follows.

1.	Paragraph 3 of the Agreement is hereby deleted in its entirety.

2.	Paragraph 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

On August 8, 2001, a grant of 30,000 restricted shares of USX-Marathon Group Common Stock that vested on August 8, 2002.

3.	This Amendment is solely with respect to the rights and obligations between Marathon and you. In no event shall this Amendment affect any of the rights and obligations between U.S. Steel and you under the Agreement.

[THIS PART OF THE PAGE IS INTENTIONALLY BLANK.]

4.	Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify or amend any of the other terms, conditions, obligations, covenants or agreements contained in the Agreement.

Any payments hereunder shall cease as of the time you no longer serve as Chairman of the Board of Directors.

Thank you for your continued commitment and valuable contribution to Marathon. If the terms and conditions herein are acceptable, please sign below.

Sincerely,

MARATHON OIL CORPORATION

By: /S/ CHARLES R. LEE Charles R. Lee On Behalf of the Board of Directors Of Marathon Oil Corporation

Agreed to and Accepted this 29th day of January, 2003.

/S/ THOMAS J. USHER

Thomas J. Usher

UNITED STATES STEEL CORPORATION

Agreed to and Acknowledged

By:	/s/ Dan D. Sandman
Name:	Dan D. Sandman
Title	Vice Chairman and Chief Legal & Administrative Officer, General Counsel & Secretary
Date:	February 25, 2003

Exhibit A

[On Letterhead of Marathon Oil Company]

Mr. Thomas J. Usher

United States Steel Corporation

600 Grant Street

Pittsburgh, PA 15219-2800

December 6, 2002

Dear Tom,

On behalf of the Compensation and Organization Committee (the “Committee”) of the Board of Directors of Marathon Oil Corporation (the “Corporation”), I have been authorized to extend to you this Agreement (“Agreement”) concerning the 138,000 restricted shares of the Corporation’s common stock held by you under the Marathon Oil Corporation 1990 Stock Plan (the “1990 Stock Plan”).

In exchange for your relinquishment and complete resolution of all present and future right, title, and interest in and to any and all shares of the Corporation’s restricted stock under the 1990 Stock Plan, including without limitation the 138,000 restricted shares currently held by you under the 1990 Stock Plan, the Corporation will pay to you a lump sum cash payment equal to the product of:

Market Price Per Share x 138,000 x 1.3

For purposes of the above calculation, the “market price per share” shall be the amount representing the five (5) day average of the mean between the daily high and low trading prices of the Corporation’s common stock on the New York Stock Exchange on each of the five (5) trading days during the week of December 8, 2002. The 1.3 multiplier represents a vesting assumption of 130% for the remaining performance periods of the original five (5) year grant cycle relating to the restricted stock, based on past performance and future projected performance of the Corporation as measured under the 1990 Stock Plan.

By signing this Agreement, you are consenting to the relinquishment and complete resolution of all interests in restricted stock under the 1990 Stock Plan as described above in exchange for the consideration set forth herein.

In association with this Agreement, you may elect the rate at which Federal Income Tax (“FIT”) will be withheld from the lump sum cash payment described above. Normally, a 27% tax rate is used for FIT withholding for supplemental wage payments not included as part of your regular monthly wages. However, you may elect to have FIT withheld from the payment at a higher rate (up to 39%) if you so desire. Please complete the attached tax withholding election form to indicate your FIT withholding preference.

December 6, 2002

In order for this Agreement to be valid, please execute the Agreement and the tax withholding election form upon receipt, fax a copy of each to my attention at (713) 296-4375, and then place the signed originals in the mail to me at the address indicated above.

Sincerely, /s/ EILEEN M. CAMPBELL Eileen M. Campbell

Agreed and Accepted this 6th day of December, 2002.

/S/ THOMAS J. USHER

[Name] Thomas J. Usher